Synthesis Energy Systems, Inc. Reports Fiscal 2014 Second Quarter Financial Results and Provides Business Update

Company Reports $5.9 Million Revenue for the Quarter Versus $13,000 for the Prior Year Same Quarter

HOUSTON, January 29, 2014 -- Synthesis Energy Systems, Inc. (SES) (NASDAQ: SYMX) today reported financial and operating results for its fiscal 2014 second quarter, ended December 31, 2013.

“During the fiscal second quarter and into the new calendar year, we have advanced towards our stated key objectives of achieving meaningful revenues for the company. Revenues from our Zao Zhuang joint venture’s methanol operation (ZZ JV), after we took operational control on October 31, 2013, were approximately $4.4 million. This quarterly revenue was based on operating for the months of November and December, and producing methanol from coke oven gas (COG). In December we also operated for two weeks using syngas plus COG feedstock. We demonstrated our ability to meet and slightly exceed the facility’s approximate 300 tonnes per day expected methanol production capacity, achieving a maximum daily methanol output of 320 tonnes. We are very pleased with this progress at our ZZ JV facility,” said Robert Rigdon, SES President and CEO.

“We have also entered the next stage of commercialization of our power business vertical for the first distributed power plant based on our gasification technology and GE’s aero-derivative gas turbine power generation system. Together with our partners, we have entered into an exclusive Letter of Intent (LOI) with the Karachi Electric Supply Company, a large electric utility in Pakistan, which spells out and initiates commercial and technical development steps required for the parties to enter into negotiations for a definitive power plant purchase contract,” said Rigdon. “We believe this is the first of several potential small- to medium-scale power projects that we can secure together with GE, ISTROENERGO GROUP and TUTEN.

“Also on the near-term horizon, we continue to make progress on our anticipated China partnership to advance our Chinese business platform across multiple industrial sectors in the chemicals, fertilizers, power, natural gas, fuels and DRI steel markets,” continued Rigdon. “We have made significant headway during the past three months towards securing a Chinese partner that meets our key objectives.

“With concrete progress at our ZZ methanol operations, the advancement on the distributed power business, and our China partnering initiative, we believe that we are rapidly moving forward with our strategy of most effectively deploying our proprietary advanced syngas technology, which enables the economical production of cleaner, high-value energy from abundant low-grade, low-cost natural resources worldwide. Through our partners, we are, in effect, bolting our technology and engineering expertise onto leading large, capitalized companies in different business verticals, such as power and industrial equipment, and adding value into such initiatives,” added Rigdon.

Recent Corporate Highlights

•	Zao Zhuang Joint Venture Methanol Plant – The handover of the Xuecheng Energy (XE) Methanol Plant to the ZZ JV was completed on October 31, 2013, giving the ZZ JV control of XE's adjacent methanol production plant and methanol product sales. The ZZ JV’s methanol operation produced refined methanol at an average rate of approximately 185 tonnes per day utilizing primarily COG. Completed sales for the limited-run quarter were 10,127 tonnes of methanol. In December, SES initiated test production of additional syngas feedstock produced by the SES gasification system at the ZZ plant, and expects annual methanol production rates to ramp up to 90,000 tonnes per year when operating at full rates using syngas-COG feedstock input.

•	Yima Joint Venture Methanol Plant – The Yima JV completed commissioning of the refined methanol section of the facility. The JV operated at average 80% capacity for the fiscal second quarter. SES owns 25% of the Yima JV and will not report income from the Yima JVs until dividends are paid.

•	Distributed Power Business - SES, along with co-marketing partner, GE Packaged Power, and regional collaborators, ISTROENERGO GROUP and TUTEN, signed its first Letter of Intent (LOI) with Karachi Electric. Karachi Electric is a large electric utility company in Karachi, Pakistan, with over 2.3 GW of installed electric generating capacity. The exclusive LOI calls for the engineering and financial feasibility evaluation of a coal gasification power generation plant with a gross capacity between 90 and 200 MW to be constructed near Karachi.

•	Hongye Glycol Plant Project - SES entered into a Memorandum of Understanding (MOU) with Hongye International Investment Group Co., Ltd. for the supply of SES gasification technology, equipment and services to Hongye's 600,000 tonnes-per-year glycol plant to be built in the Inner Mongolia Autonomous Region of China, through subsidiary company, SES New Energy Technologies (Shanghai) Co., Ltd.

•	Hulunbeier Tianfu Energy City Gas Project - SES signed an MOU for an exclusive agreement with Hulunbeier Tianfu Energy to supply SES gasification technology, equipment and services to its 1 billion normal-cubic-meters per-year city gas project to be built in Hulunbeier, Inner Mongolia, China. Tianfu has completed the required Feasibility Study Report and Environmental Impact Assessment for the SES technology conversion of Inner Mongolian lignite resources to syngas.

Second Quarter Fiscal 2014 Financial Results (Unaudited)

The Company reported $5.9 million of revenue for the three months ended December 31, 2013, versus $13,000 for the three months ended December 31, 2012. The Company’s ZZ JV operated in November and December generating $4.4 million from sales of 10,127 tonnes of methanol produced using XE’s coke oven gas supply as a result of assuming operational control of XE’s methanol plant assets on October 31, 2013.  In addition, approximately $1.5 million of advances paid to ZZ from XE and its affiliate were recognized as revenue during the quarter due to settling amounts due to ZZ under the prior syngas purchase and sale agreement.

The Company’s operating loss for the second quarter of fiscal 2014 was reduced by two-thirds to $1.3 million versus an operating loss of $3.9 million for the second quarter of fiscal 2013. The decrease in operating loss was primarily due to the margin on ZZ’s revenues including the $1.5 million of prior advances recognized during the quarter, and a $1.0 million, or 30% reduction in overall general and administrative expenses, offset, in part, by an increase in non-cash stock-based compensation expenses.

The net loss attributable to stockholders for the second quarter of fiscal 2014 was $1.4 million, or $0.02 per share, versus a loss of $4.4 million, or $0.07 per share, for the prior year’s second quarter.

As of December 31, 2013, the Company had cash and cash equivalents of $12.4 million, including $2.6 million held by the ZZ JV.

Conference Call Information

SES’s President and CEO, Robert W. Rigdon, and CFO, Charles Costenbader, will hold a conference call to review the Company’s financial results for this period and provide an update on corporate developments beginning at 4:15 p.m. EST on January 29.

To access the live webcast, please log on to www.synthesisenergy.com. Alternatively, interested parties may participate in the SES telephone conference call by phoning (866) 250-8117 (U.S) or (412) 317-6011 (Int’l). Callers should request the “Synthesis Energy Systems, Inc. call.” Interested parties can pre-register for the call at: http://dpregister.com/10040205.

An archived version of the SES conference call webcast will be available on the company's website through March 2, 2014. A telephone replay of the call will be available beginning approximately one hour after its completion and will be available through March 2, 2014. Interested parties can access the telephonic replay by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int’l). The PIN access code for both the live call and replay is: 10040205.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems is a Houston-based technology company focused on bringing cleaner high-value energy to developing countries from low-grade coal and biomass natural resources through its proprietary fluidized bed gasification technology. The technology, which is licensed from the Gas Technology Institute, enables greater fuel flexibility and efficient smaller-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feed stocks. For more information, please visit synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: the development stage of the operations of Synthesis Energy Systems; the ability of the ZZ joint venture to effectively operate XE's methanol plant and produce methanol; the ability of the Yima project to produce earnings and pay dividends; the ability of SES to secure a partner for its China business initiative; the ability of SES to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables; the ability of SES to successfully develop its licensing business; its ability to reduce operating costs; the limited history and viability of its technology; commodity prices and the availability and terms of financing opportunities; its ability to obtain the necessary approvals and permits for future projects; its ability to raise additional capital and its estimate of the sufficiency of existing capital sources; the sufficiency of internal controls and procedures; and its results of operations in foreign countries where it is developing projects, such as India. Although Synthesis Energy Systems believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Synthesis Energy Systems cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group

Investor Relations:
David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:
Susan Roush

747.222.7012

PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Product sales	$5,914	$—	$5,914	$—
Technology licensing and related services	—	13	—	84
Total revenue	5,914	13	5,914	84

Costs and Expenses:
Costs of sales and plant operating expenses	4,030	133	4,127	264
General and administrative expenses	2,183	3,141	4,605	6,223
Stock-based compensation expense	472	109	1,518	272
Depreciation and amortization	565	570	1,130	1,146

Total costs and expenses	7,250	3,953	11,380	7,905

Operating loss	(1,336)	(3,940)	(5,466)	(7,821)

Non-operating (income) expense:
Equity in losses of joint ventures	—	400	1	917
Foreign currency gains	(31)	(85)	(43)	(48)
Interest income	(11)	(15)	(16)	(28)
Interest expense	122	78	192	174

Net loss	(1,416)	(4,318)	(5,600)	(8,836)
Less: net (earnings) loss attributable to noncontrolling interests	(19)	(85)	3	(52)
Net loss attributable to stockholders	$(1,435)	$(4,403)	$(5,597)	$(8,888)

Net loss per share:
Basic and diluted	$(0.02)	$(0.07)	$(0.09)	$(0.16)

Weighted average common shares outstanding:
Basic and diluted	63,720	61,899	63,695	57,116

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2013	June 30, 2013
ASSETS

Current assets:
Cash and cash equivalents	$12,428	$15,870
Accounts receivable, net	93	2
Prepaid expenses and other currents assets	4,645	2,636
Inventory	542	—
Total current assets	17,708	18,508
Property, plant and equipment, net	32,795	32,641
Intangible assets, net	1,020	1,060
Investment in joint ventures	34,856	33,311
Other long-term assets	2,458	2,844
Total assets	$88,837	$88,364

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$9,709	$7,632
Short-term loan .	3,280	—
Current portion of long-term bank loan	1,197	2,428
Total current liabilities	14,186	10,060
Total liabilities	14,186	10,060

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 63,720 and 63,583 shares issued and outstanding, respectively	637	636
Additional paid-in capital	225,954	224,337
Deficit accumulated during development stage	(157,338)	(151,741)
Accumulated other comprehensive income	6,287	5,958
Total stockholders’ equity	75,540	79,190
Noncontrolling interests in subsidiaries	(889)	(886)
Total equity	74,651	78,304
Total liabilities and equity	$88,837	$88,364